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               		     SECURITIES AND EXCHANGE COMMISSION
			                         Washington, DC 20549


                           				SCHEDULE 13D
                  Under the Securities Exchange Act of 1934


                    			    (Amendment No. 1 )*

                    			      America Service Group Inc.
			                          (Name of Issuer)
			                          	 Common Stock
			                   (Title of Class of Securities)

                          				  02364L109
	                          			(CUSIP Number)

         	       Charles A. Nalbone, Bear, Stearns & Co. Inc.
	                115 South Jefferson Road, Whippany, NJ 07981
			                           (201) 739-2202
	               	(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                           				November 26, 1997
           	(Date of Event which Requires Filing of this Statement)


    	If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ] .

    	Check the following box if a fee is being paid with this statement
[   ] . (A fee is not required only if the reporting person:  1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and 2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7)

Note: When filing this statement, in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


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CUSIP NO.  02364L109

                          				13D


       	NAME OF REPORTING PERSON
       	S.S. OR I.R.S. NOTIFICATION NO. OF ABOVE PERSON:
1       BEAR, STEARNS & CO. INC.
       	IRS #13-3299429

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
                                           								(a) [  ]
							                                            (b) [  ]
3       SEC USE ONLY

4       SOURCE OF FUNDS*:
       	WC, PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	       ITEMS 2(d)(e):
							                                          	      [  ]
6       CITIZENSHIP OR PLACE OF ORGANIZATION:
       	Delaware

                  		7       SOLE VOTING POWER:

                         			200,710

	                  	8       SHARED VOTING POWER:

                         			54,534

	                  	9       SOLE DISPOSITIVE POWER:

                         			200,710

 	                 	10      SHARED DISPOSITIVE POWER:

                         			54,534

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
	                         		255,244

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       	SHARES*:
							                                         	  [  ]

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                          		 7.2

14      TYPE OF REPORTING PERSON*:
	       BD

                			See Instructions Before Filling Out!





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                   			Schedule 13D Amendment No. 1

     This statement constitutes Amendment No. 1 to the statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Bear, Stearns & Co. Inc. ("Bear Stearns") with respect to its ownership of the Common Stock of America Service Group Inc. (the "Issuer").

Item 3:  Source and Amount of Funds or Other Consideration

         Working capital of Bear Stearns and personal funds of discretionary accounts. The aggregate purchase price of the 699,694 Common Shares of the Issuer referred to in Item 5(c) hereof was approximately $12,419,569.00.

Item 5:  Interest in Securities of the Issuer (as of 11/26/97)

	(a)	The responses of Bear Stearns to Rows (11) through (13) of the
   		cover page of this Amendment No. 1 to Schedule 13D are incorporated herein by reference. To the best of Bear Stearns' knowledge, none of its executive officers or directors beneficially own any Common Stock of the Issuer.

	(b)	The responses of Bear Stearns to Rows (7) through (10) of the
   		cover page of this Amendment No. 1 to Schedule 13D are incorporated herein by reference.

	(c)	Since the date of its initial filing on Schedule 13D, Bear
   		Stearns has effected transactions in the Common Stock of the Issuer. Information concerning transactions in the Common Stock effected by Bear Stearns is set forth on Appendix I.

	(d)	Not Applicable.

	(e)	Through November 26, 1997, Bear Stearns purchased an additional 48,284 shares of America Service Group Inc. Accordingly, Bear Stearns increased its beneficial ownership by more than one full percentage point of the
     Common Stock of the Issuer since the date of its initial filing.




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Signature:

     	After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.


Dated: December 4, 1997                            BEAR, STEARNS & CO. INC.


                                           					By:    /s/
					                                             	Barry Cohen
					                                             	Senior Managing Director








                                 APPENDIX I
                           BEAR, STEARNS & CO. INC.

                              America Service Group Inc.


                      Trades from 11/18/97 through 11/26/97

                           (Various Firm Accounts)
           ***** 11/17 *****
      790  AMERICA SERVICE GROUP INC      17 1/2         13,825.00
    1,000  AMERICA SERVICE GROUP INC      18             18,000.00
    1,000  AMERICA SERVICE GROUP INC      18 1/16        18,062.50
    1,000  AMERICA SERVICE GROUP INC      18 1/16        18,062.50
    1,000  AMERICA SERVICE GROUP INC      18             18,000.00
    1,600  AMERICA SERVICE GROUP INC      17 7/8         28,600.00
    2,000  AMERICA SERVICE GROUP INC      18             36,000.00
    2,500  AMERICA SERVICE GROUP INC      18             45,000.00
    4,000  AMERICA SERVICE GROUP INC      18 1/16        72,250.00
    4,000  AMERICA SERVICE GROUP INC      18 1/16        72,250.00
    9,030  AMERICA SERVICE GROUP INC      17 7/8        161,411.25
   20,000  AMERICA SERVICE GROUP INC      17.9000       358,000.00
    5,000- AMERICA SERVICE GROUP INC      17 15/16       89,684.51-
   10,000- AMERICA SERVICE GROUP INC      18.0866       180,859.98-
                        ***** 11/14 *****
      100  AMERICA SERVICE GROUP INC      17 1/2          1,750.00
    5,000  AMERICA SERVICE GROUP INC      17 9/16        87,812.50
    5,000  AMERICA SERVICE GROUP INC      17 9/16        87,812.50
      100- AMERICA SERVICE GROUP INC      17 1/2          1,749.94-
   10,000- AMERICA SERVICE GROUP INC      17.6250       176,244.12-
                        ***** 11/13 *****
      200- AMERICA SERVICE GROUP INC      18              3,599.88-
                        ***** 11/11 *****
    3,000  AMERICA SERVICE GROUP INC      17 3/4         53,250.00
      200- AMERICA SERVICE GROUP INC      17 7/8          3,574.88-
    3,000- AMERICA SERVICE GROUP INC      17 7/8         53,623.21-
                        ***** 11/10 *****
    7,000  AMERICA SERVICE GROUP INC      17.9000       125,300.00
      200- AMERICA SERVICE GROUP INC      18              3,599.88-
    1,700- AMERICA SERVICE GROUP INC      18             30,598.98-
    5,000- AMERICA SERVICE GROUP INC      18 1/16        90,309.48-
                        ***** 11/07 *****
       50  AMERICA SERVICE GROUP INC      18                900.00
    1,700  AMERICA SERVICE GROUP INC      18             30,600.00
   15,000  AMERICA SERVICE GROUP INC      17 1/4        258,750.00
    1,700- AMERICA SERVICE GROUP INC      17 7/8         30,386.48-
    5,000- AMERICA SERVICE GROUP INC      17 5/8         88,122.06-
    6,700- AMERICA SERVICE GROUP INC      17.7668       119,033.59-
                        ***** 11/06 *****
   10,000  AMERICA SERVICE GROUP INC      17 1/4        172,500.00
      100- AMERICA SERVICE GROUP INC      17 1/2          1,749.94-
      100- AMERICA SERVICE GROUP INC      17 5/8          1,762.44-
    1,900- AMERICA SERVICE GROUP INC      17 5/8         33,486.38-
    3,000- AMERICA SERVICE GROUP INC      17 1/2         52,498.25-
    5,000- AMERICA SERVICE GROUP INC      17 5/8         88,122.06-
    5,000- AMERICA SERVICE GROUP INC      17 5/8         88,122.06-
                        ***** 11/05 *****
   25,000  AMERICA SERVICE GROUP INC      17.2500       431,250.00
      100- AMERICA SERVICE GROUP INC      17 1/2          1,749.94-
      100- AMERICA SERVICE GROUP INC      17 5/8          1,762.44-
      900- AMERICA SERVICE GROUP INC      17 5/8         15,861.97-
    7,100- AMERICA SERVICE GROUP INC      17 5/8        125,133.32-
                        ***** 11/05 *****
    7,100- AMERICA SERVICE GROUP INC      17 5/8        125,133.32-
    8,100- AMERICA SERVICE GROUP INC      17 5/8        142,757.74-
                        ***** 11/04 *****
      200  AMERICA SERVICE GROUP INC      17 1/4          3,450.00
   10,000  AMERICA SERVICE GROUP INC      17 1/4        172,500.00
      150- AMERICA SERVICE GROUP INC      18              2,699.91-
      200- AMERICA SERVICE GROUP INC      18              3,599.88-
      200- AMERICA SERVICE GROUP INC      18              3,599.88-
      200- AMERICA SERVICE GROUP INC      17 1/4          3,449.88-
      500- AMERICA SERVICE GROUP INC      18              8,999.70-
      500- AMERICA SERVICE GROUP INC      18              8,999.70-
   10,000- AMERICA SERVICE GROUP INC      17.5900       175,894.13-
                        ***** 11/03 *****
      400  AMERICA SERVICE GROUP INC      17 3/4          7,100.00
                        ***** 11/03 *****
      900  AMERICA SERVICE GROUP INC      17 3/4         15,975.00
   15,000  AMERICA SERVICE GROUP INC      17 1/4        258,750.00
      100- AMERICA SERVICE GROUP INC      18              1,799.94-
    1,300- AMERICA SERVICE GROUP INC      17 3/4         23,074.23-
   15,000- AMERICA SERVICE GROUP INC      17.5931       263,887.70-
                        ***** 10/31 *****
      100  AMERICA SERVICE GROUP INC      18              1,800.00
    1,000  AMERICA SERVICE GROUP INC      17 3/8         17,375.00
    1,000  AMERICA SERVICE GROUP INC      17 1/2         17,500.00
    1,400  AMERICA SERVICE GROUP INC      17 3/4         24,850.00
   25,000  AMERICA SERVICE GROUP INC      17 3/8        434,375.00
      100- AMERICA SERVICE GROUP INC      18              1,799.94-
                        ***** 10/31 *****
   27,500- AMERICA SERVICE GROUP INC      17.7394       487,817.23-
                        ***** 10/30 *****
      100  AMERICA SERVICE GROUP INC      18 3/4          1,875.00
      300  AMERICA SERVICE GROUP INC      18 1/2          5,550.00
      350  AMERICA SERVICE GROUP INC      18              6,300.00
      500  AMERICA SERVICE GROUP INC      18 3/4          9,375.00
      600  AMERICA SERVICE GROUP INC      18             10,800.00
      700  AMERICA SERVICE GROUP INC      18 1/2         12,950.00
    1,000  AMERICA SERVICE GROUP INC      17 1/4         17,250.00
    1,000  AMERICA SERVICE GROUP INC      17 1/2         17,500.00
      100- AMERICA SERVICE GROUP INC      18 1/2          1,849.93-
      100- AMERICA SERVICE GROUP INC      18 3/4          1,874.93-
      200- AMERICA SERVICE GROUP INC      18 1/2          3,699.87-
      500- AMERICA SERVICE GROUP INC      18 3/4          9,374.68-
    1,000- AMERICA SERVICE GROUP INC      18 1/2         18,499.38-
    1,000- AMERICA SERVICE GROUP INC      17 5/8         17,624.41-
      500- AMERICA SERVICE GROUP INC      18              8,999.70-
                        ***** 10/29 *****
      200  AMERICA SERVICE GROUP INC      16 3/8          3,275.00
      522  AMERICA SERVICE GROUP INC      16 3/4          8,743.50
    5,000- AMERICA SERVICE GROUP INC      17             84,997.16-
                        ***** 10/28 *****
    1,000  AMERICA SERVICE GROUP INC      16 1/2         16,500.00
    6,000- AMERICA SERVICE GROUP INC      16 1/2         98,996.70-
                        ***** 10/27 *****
    5,000- AMERICA SERVICE GROUP INC      18 1/8         90,621.97-
      700  AMERICA SERVICE GROUP INC      17 1/4         12,075.00
    1,000  AMERICA SERVICE GROUP INC      17 3/8         17,375.00
    5,000  AMERICA SERVICE GROUP INC      16             80,000.00
    1,000- AMERICA SERVICE GROUP INC      16             15,999.46-
    1,000- AMERICA SERVICE GROUP INC      15 1/8         15,124.49-
    1,000- AMERICA SERVICE GROUP INC      17 3/8         17,374.42-
                        ***** 10/24 *****
      200  AMERICA SERVICE GROUP INC      18 1/4          3,650.00
    1,000- AMERICA SERVICE GROUP INC      18 1/2         18,499.38-
    1,000- AMERICA SERVICE GROUP INC      18 1/2         18,499.38-
                        ***** 10/23 *****
      500  AMERICA SERVICE GROUP INC      18 1/8          9,062.50
      500  AMERICA SERVICE GROUP INC      18 1/8          9,062.50
    2,000  AMERICA SERVICE GROUP INC      18 1/8         36,250.00
    2,000  AMERICA SERVICE GROUP INC      18 1/8         36,250.00
                        ***** 10/22 *****
    2,000  AMERICA SERVICE GROUP INC      18 1/8         36,250.00
      700- AMERICA SERVICE GROUP INC      18 5/16        12,818.32-
    1,300- AMERICA SERVICE GROUP INC      18 1/4         23,724.20-
                        ***** 10/21 *****
      200  AMERICA SERVICE GROUP INC      18 1/8          3,625.00
    1,280  AMERICA SERVICE GROUP INC      18 1/4         23,360.00
    2,000  AMERICA SERVICE GROUP INC      18 1/4         36,500.00
      500- AMERICA SERVICE GROUP INC      18 3/8          9,187.19-
    1,000- AMERICA SERVICE GROUP INC      18 1/4         18,249.39-
    2,000- AMERICA SERVICE GROUP INC      18 1/4         36,498.78-
                        ***** 10/20 *****
       50  AMERICA SERVICE GROUP INC      17 3/8            868.75
    2,800- AMERICA SERVICE GROUP INC      18 1/8         50,748.30-
                        ***** 10/17 *****
      560  AMERICA SERVICE GROUP INC      17 3/4          9,940.00
    1,000  AMERICA SERVICE GROUP INC      17 3/4         17,750.00
    1,000  AMERICA SERVICE GROUP INC      17 7/8         17,875.00
    1,350  AMERICA SERVICE GROUP INC      18             24,300.00
    3,000  AMERICA SERVICE GROUP INC      18             54,000.00
    3,500  AMERICA SERVICE GROUP INC      18             63,000.00
    4,000  AMERICA SERVICE GROUP INC      18             72,000.00
   15,000- AMERICA SERVICE GROUP INC      17.9488       269,223.02-
                        ***** 10/16 *****
      100  AMERICA SERVICE GROUP INC      17 1/2          1,750.00
                        ***** 10/16 *****
      500  AMERICA SERVICE GROUP INC      17 7/8          8,937.50
      500  AMERICA SERVICE GROUP INC      17 7/8          8,937.50
    1,000  AMERICA SERVICE GROUP INC      18 1/8         18,125.00
    1,000  AMERICA SERVICE GROUP INC      18 1/8         18,125.00
      100- AMERICA SERVICE GROUP INC      17 1/2          1,749.94-
    1,000- AMERICA SERVICE GROUP INC      17 1/2         17,499.41-
    1,000- AMERICA SERVICE GROUP INC      18 1/8         18,124.39-
                        ***** 10/15 *****
      100  AMERICA SERVICE GROUP INC      17              1,700.00
      300  AMERICA SERVICE GROUP INC      17              5,100.00
                        ***** 10/14 *****
    1,000  AMERICA SERVICE GROUP INC      16             16,000.00
                        ***** 10/13 *****
    5,000  AMERICA SERVICE GROUP INC      16 1/8         80,625.00
    6,000  AMERICA SERVICE GROUP INC      16             96,000.00
   15,000  AMERICA SERVICE GROUP INC      16            240,000.00
      500  AMERICA SERVICE GROUP INC      15 11/16        7,843.75
      100- AMERICA SERVICE GROUP INC      16 1/4          1,624.94-
    2,200- AMERICA SERVICE GROUP INC      16 1/8         35,473.81-
    5,000- AMERICA SERVICE GROUP INC      16 1/8         80,622.31-
   19,000- AMERICA SERVICE GROUP INC      16 1/4        308,739.70-
                        ***** 10/10 *****
      150  AMERICA SERVICE GROUP INC      16              2,400.00
      300  AMERICA SERVICE GROUP INC      16              4,800.00
      500  AMERICA SERVICE GROUP INC      16              8,000.00
    7,000  AMERICA SERVICE GROUP INC      16            112,000.00
   10,000  AMERICA SERVICE GROUP INC      16 1/8        161,250.00
   43,000  AMERICA SERVICE GROUP INC      15.8750       682,625.00
    1,000  AMERICA SERVICE GROUP INC      15 5/8         15,625.00
    2,500- AMERICA SERVICE GROUP INC      16 1/8         40,311.15-
    5,000- AMERICA SERVICE GROUP INC      16 1/4         81,247.29-
    2,500- AMERICA SERVICE GROUP INC      16 1/16        40,154.91-
    3,500- AMERICA SERVICE GROUP INC      16.0794        56,276.02-
    8,000- AMERICA SERVICE GROUP INC      16.2012       129,605.27-
   40,500- AMERICA SERVICE GROUP INC      16.2293       657,264.75-
                        ***** 10/09 *****
      100  AMERICA SERVICE GROUP INC      15 1/4          1,525.00
      400  AMERICA SERVICE GROUP INC      15 5/16         6,125.00
    1,000  AMERICA SERVICE GROUP INC      15 3/8         15,375.00
    1,500- AMERICA SERVICE GROUP INC      15 7/8         23,811.70-
                        ***** 10/08 *****
      400  AMERICA SERVICE GROUP INC      15 3/4          6,300.00
      500  AMERICA SERVICE GROUP INC      15 7/8          7,937.50
    1,000  AMERICA SERVICE GROUP INC      15 3/4         15,750.00
    4,000  AMERICA SERVICE GROUP INC      15 3/4         63,000.00
    6,700  AMERICA SERVICE GROUP INC      15 3/4        105,525.00
    6,000- AMERICA SERVICE GROUP INC      15 7/8         95,246.82-
                        ***** 10/07 *****
       44  AMERICA SERVICE GROUP INC      15 1/2            682.00
      600  AMERICA SERVICE GROUP INC      15.3250         9,195.00
      200  AMERICA SERVICE GROUP INC      14 3/4          2,950.00
      500  AMERICA SERVICE GROUP INC      15 3/16         7,593.75
    2,500  AMERICA SERVICE GROUP INC      14 7/8         37,187.50
    2,200- AMERICA SERVICE GROUP INC      15 1/2         34,098.86-
                        ***** 10/06 *****
      500  AMERICA SERVICE GROUP INC      15 1/4          7,625.00
    1,000  AMERICA SERVICE GROUP INC      15 1/4         15,250.00
    2,300  AMERICA SERVICE GROUP INC      15 1/4         35,075.00
    4,000  AMERICA SERVICE GROUP INC      15 1/4         61,000.00
   40,500  AMERICA SERVICE GROUP INC      15.0031       607,625.55
      100  AMERICA SERVICE GROUP INC      14 3/4          1,475.00
      900  AMERICA SERVICE GROUP INC      14 13/16       13,331.25
    1,000  AMERICA SERVICE GROUP INC      14.6250        14,625.00
    2,500  AMERICA SERVICE GROUP INC      14 15/16       37,343.75
   10,300  AMERICA SERVICE GROUP INC      14 7/8        153,212.50
    5,000- AMERICA SERVICE GROUP INC      15.3375        76,684.94-
    5,600- AMERICA SERVICE GROUP INC      15.4280        86,393.92-
   11,500- AMERICA SERVICE GROUP INC      15.3752       176,808.90-
   12,500- AMERICA SERVICE GROUP INC      15 3/8        192,181.09-
   20,000- AMERICA SERVICE GROUP INC      15.3690       307,369.75-
   36,500- AMERICA SERVICE GROUP INC      15.3672       560,884.10-
                        ***** 10/03 *****
      500  AMERICA SERVICE GROUP INC      15 1/4          7,625.00
    1,000  AMERICA SERVICE GROUP INC      15 1/8         15,125.00
    1,000  AMERICA SERVICE GROUP INC      15 3/8         15,375.00
    3,000  AMERICA SERVICE GROUP INC      15 3/8         46,125.00
    3,000  AMERICA SERVICE GROUP INC      15 3/8         46,125.00
    4,000  AMERICA SERVICE GROUP INC      15 3/8         61,500.00
    4,000  AMERICA SERVICE GROUP INC      15 1/4         61,000.00
    6,000  AMERICA SERVICE GROUP INC      15 3/8         92,250.00
   20,000  AMERICA SERVICE GROUP INC      15 1/8        302,500.00
   19,000  AMERICA SERVICE GROUP INC      15.1250       287,375.00
   19,800  AMERICA SERVICE GROUP INC      15            297,000.00
   25,000  AMERICA SERVICE GROUP INC      15.0750       376,875.00
      200  AMERICA SERVICE GROUP INC      14 5/8          2,925.00
    3,000  AMERICA SERVICE GROUP INC      14 3/4         44,250.00
    5,000- AMERICA SERVICE GROUP INC      15 3/8         76,872.43-
    8,000- AMERICA SERVICE GROUP INC      15.3694       122,951.10-
                        ***** 10/02 *****
    1,000  AMERICA SERVICE GROUP INC      14 3/4         14,750.00
    2,000  AMERICA SERVICE GROUP INC      14 11/16       29,375.00
    2,000  AMERICA SERVICE GROUP INC      14 15/16       29,875.00
    2,500  AMERICA SERVICE GROUP INC      15             37,500.00
    2,900  AMERICA SERVICE GROUP INC      14 3/4         42,775.00
    5,000  AMERICA SERVICE GROUP INC      14 11/16       73,437.50
    7,500  AMERICA SERVICE GROUP INC      15 1/8        113,437.50
   10,000  AMERICA SERVICE GROUP INC      15 1/8        151,250.00
   10,000  AMERICA SERVICE GROUP INC      15 1/8        151,250.00
      800  AMERICA SERVICE GROUP INC      14 5/16        11,450.00
    3,200  AMERICA SERVICE GROUP INC      14 3/8         46,000.00
   10,000  AMERICA SERVICE GROUP INC      14.6500       146,500.00
   16,000  AMERICA SERVICE GROUP INC      14 5/8        234,000.00
      500  AMERICA SERVICE GROUP INC      14 3/8          7,187.50
    3,000  AMERICA SERVICE GROUP INC      14 3/4         44,250.00
   15,500- AMERICA SERVICE GROUP INC      14.8400       230,012.33-
                        ***** 10/01 *****
      100  AMERICA SERVICE GROUP INC       ACC JC         1,525.00


                       (Various Discretionary Accounts)



                        ***** 11/17 *****
      651  AMERICA SERVICE GROUP INC      18.0866        11,774.38
      500  AMERICA SERVICE GROUP INC      18.0866         9,043.30
    1,010  AMERICA SERVICE GROUP INC      18.0866        18,267.47
      500  AMERICA SERVICE GROUP INC      18.0866         9,043.30
      500  AMERICA SERVICE GROUP INC      18.0866         9,043.30
      500  AMERICA SERVICE GROUP INC      18.0866         9,043.30
      657  AMERICA SERVICE GROUP INC      18.0866        11,882.90
      830  AMERICA SERVICE GROUP INC      18.0866        15,011.88
    4,131  AMERICA SERVICE GROUP INC      18.0866        74,715.74
      721  AMERICA SERVICE GROUP INC      18.0866        13,040.44
                        ***** 10/06 *****
    2,329  AMERICA SERVICE GROUP INC      15.3690        35,794.40
    3,249  AMERICA SERVICE GROUP INC      15.3690        49,933.88
    9,523  AMERICA SERVICE GROUP INC      15.3690       146,358.99
    1,665  AMERICA SERVICE GROUP INC      15.3690        25,589.39
    2,268  AMERICA SERVICE GROUP INC      15.3690        34,856.89
                        ***** 10/02 *****
   10,924  AMERICA SERVICE GROUP INC      14.8400       162,112.16
    1,906  AMERICA SERVICE GROUP INC      14.8400        28,285.04